EXHIBIT 15.1

            INDEPENDENT ACCOUNTANTS' AWARENESS LETTER









Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sirs:

We are aware that Diamond Shamrock, Inc. has included our report dated
August 13, 1996 (issued pursuant to the provisions of Statement on Auditing Standards No. 71) in the Prospectuses constituting part of its Registration Statements on Form S-3 (Nos. 33-67166, 33-59451, and 333-4157) filed on August 9, 1993, May 19, 1995, and May 20, 1996 respectively, and on Form S-8 (Nos. 33-15268, 33-34306, 33-47761, 33-50573, 33-59025 and 33-64645)
filed on June 22, 1987, April 13, 1990, May 6, 1992, October 6, 1993, May 2,
1995 and November 30, 1995, respectively. We are also aware of our responsibilities under the Securities Act of 1933.

Yours very truly,


/s/ PRICE WATERHOUSE LLP


    Price Waterhouse LLP

San Antonio, Texas
August 13, 1996

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